Exhibit 1.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

WAGLEY-ENERGYTEK J.V., LLC

A Manager-Managed Limited Liability Company

OPERATING AGREEMENT

THIS OPERATING AGREEMENT is made and entered into effective January 8, 2015, by and between: EnergyTEK Corp., a Nevada corporation, and   Wagley Offshore-Onshore, Inc., a Texas corporation (collectively referred to in this agreement as the "Members").

SECTION 1
THE LIMITED LIABILITY COMPANY

1.1  Formation. Effective January 8, 2015, the Members will form a limited liability company under the name Wagley-EnergyTEK J.V., L.L.C. (the "Company") on the terms and conditions in this Operating Agreement (the "Agreement") and pursuant to the Texas Business Organizations Code (the “BOC”).  The Members agree to file with the appropriate agency within the State of Texas charged with processing and maintaining such records all documentation required for the formation of the Company. The rights and obligations of the parties are as provided in the BOC except as otherwise expressly provided in this Agreement.

1.2  Name. The business of the Company will be conducted under the name Wagley-EnergyTEK J.V., L.L.C., or such other name upon which the Members may unanimously may agree.

1.3  Purpose.  The purpose of the Company is to engage in any lawful act or activity for which a Limited Liability Company may be formed within the State of Texas.

1.4  Office. The Company will maintain its principal business office within the State of Texas at the following address: 5909 Oakclaire Drive, Austin, TX 78735.

1.5  Registered Agent. Damon Wagley is the Company's initial registered agent in the State of Texas, and the registered office is 5909 Oakclaire Drive, Austin, TX 78735.

1.6  Term. The term of the Company commences on January 8, 2015 and shall continue for a period of two (2) years unless sooner terminated as provided in this Agreement.

1.7  Names and Addresses of Members. The Members' names and addresses are attached as Schedule 1 to this Agreement.

1.8  Admission of Additional Members. Except as otherwise expressly provided in this Agreement, no additional members may be admitted to the Company through issuance by the company of a new interest in the Company without the prior unanimous written consent of the Members.

SECTION 2
CAPITAL CONTRIBUTIONS

2.1  Initial Contributions. The Members initially shall contribute to the Company capital as described in Schedule 2 attached to this Agreement.

2.2  Additional Contributions.  No Member shall be obligated to make any additional contribution to the Company's capital without the prior unanimous written consent of the Members.

2.3  No Interest on Capital Contributions. Members are not entitled to interest or other compensation for or on account of their capital contributions to the Company except to the extent, if any, expressly provided in this Agreement.

SECTION 3
ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

3.1  Profits/Losses. For financial accounting and tax purposes, the Company's net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member's relative capital interest in the Company as set forth in Schedule 2 as amended from time to time in accordance with U.S. Department of the Treasury Regulation 1.704-1.

3.2  Distributions. The Members shall determine and distribute available funds annually or at more frequent intervals as they see fit.  Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, as determined by the Managers.  Distributions in liquidation of the Company or in liquidation of a Member's interest shall be made in accordance with the positive capital account balances pursuant to U.S. Department of the Treasury Regulation 1.704.1(b)(2)(ii)(b)(2).  To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in U.S. Department of the Treasury Regulation 1.704.1(b)(2)(ii)(d).

3.3 Preferred Return.  All calculations of profits and/or losses and the right to receive distributions shall be subject to the rights of EnergyTEK to receive a Preferred Return, as provided for in the Joint Venture Agreement by and between the parties hereto, dated January 6, 2015.  The Preferred Return shall be considered an expense of the Company for purposes of the calculation of profits and/or losses.

3.4  No Right to Demand Return of Capital. No Member has any right to any return of capital or other distribution except as expressly provided in this Agreement. No Member has any drawing account in the Company.

SECTION 4
INDEMNIFICATION

The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the Company, Manager, employee or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of "no lo Contendere" or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful

SECTION 5
POWERS AND DUTIES OF MANAGERS

5.1  Management of Company.

5.1.1 The Managers are Damon Wagley and Craig Crawford and they, within the authority granted by the BOC and the terms of this Agreement, shall have the complete power and authority to manage and operate the Company and make all decisions affecting its business and affairs.

5.1.2 Except as otherwise provided in this Agreement, all decisions and documents relating to the management and operation of the Company shall be made and executed by the Managers.

5.1.3 Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Managers to manage and operate the business and affairs of the Company.

5.2 Decisions by Members. Whenever in this Agreement reference is made to the decision, consent, approval, judgment, or action of the Members, unless otherwise expressly provided in this Agreement, such decision, consent, approval, judgment, or action shall mean a Majority of the Members.

5.3 Withdrawal by a Member. A Member has no power to withdraw from the Company, except as otherwise provided in Section 8.

SECTION 6
SALARIES, REIMBURSEMENT, AND PAYMENT OF EXPENSES

6.1 Organization Expenses. All expenses incurred in connection with organization of the Company will be paid by the Company.

6.2 Salary. No salary will be paid to a Member for the performance of his or her duties under this Agreement unless the salary has been approved in writing by a Majority of the Members; provided that, Damon Wagley shall be entitled to accrue a monthly compensation of $2,000 in his capacity as a Manager.

6.3 Legal and Accounting Services. The Company may obtain legal and accounting services to the extent reasonably necessary for the conduct of the Company's business.

6.4 Other Compensation.  Damon Wagley shall be entitled to receive a commission of three percent (3%) of the gross sales/purchase price for all oil field equipment transactions conducted by the Company

SECTION 7
BOOKS OF ACCOUNT, ACCOUNTING REPORTS, TAX RETURNS,
FISCAL YEAR, BANKING

7.1  Method of Accounting. The Company will use the method of accounting previously determined by the Members for financial reporting and tax purposes.

7.2  Fiscal Year; Taxable Year. The fiscal year and the taxable year of the Company is the calendar year.

7.3  Capital Accounts. The Company will maintain a Capital Account for each Member on a cumulative basis in accordance with federal income tax accounting principles.

7.4  Banking. All funds of the Company will be deposited in a separate bank account or in an account or accounts of a savings and loan association in the name of the Company as determined by a Majority of the Members. Company funds will be invested or deposited with an institution, the accounts or deposits of which are insured or guaranteed by an agency of the United States government.

SECTION 8
ISSOLUTION AND WINDING UP OF THE COMPANY

8.1  Dissolution. The Company will be dissolved on the happening of any of the following events:

8.1.1  Sale, transfer, or other disposition of all or substantially all of the property of the Company;

8.1.2  The agreement of all of the Members;

8.1.3  By operation of law; or

8.1.4  The death, incompetence, expulsion, or bankruptcy of a Member, or the occurrence of any event that terminates the continued membership of a Member in the Company, unless there are then remaining at least the minimum number of Members required by law and all of the remaining Members, within 120 days after the date of the event, elect to continue the business of the Company.

8.2  Winding Up. On the dissolution of the Company (if the Company is not continued), the Members must take full account of the Company's assets and liabilities, and the assets will be liquidated as promptly as is consistent with obtaining their fair value, and the proceeds, to the extent sufficient to pay the Company's obligations with respect to the liquidation, will be applied and distributed, after any gain or loss realized in connection with the liquidation has been allocated in accordance with Section 3 of this Agreement, and the Members' Capital Accounts have been adjusted to reflect the allocation and all other transactions through the date of the distribution, in the following order:

8.2.1  To payment and discharge of the expenses of liquidation and of all the Company's debts and liabilities to persons or organizations other than Members;

8.2.2  To the payment and discharge of any Company debts and liabilities owed to Members; and

8.2.3  To Members in the amount of their respective adjusted Capital Account balances on the date of distribution; provided, however, that any then-outstanding Default Advances (with interest and costs of collection) first must be repaid from distributions otherwise allocable to the Defaulting Member pursuant to Section 8.2.3.

SECTION 9
GENERAL PROVISIONS

9.1  Amendments. Amendments to this Agreement may be proposed by any Member. A proposed amendment will be adopted and become effective as an amendment only on the written approval of all of the Members.

9.2  Governing Law. This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of Texas (without regard to principles of conflicts of law).

9.3  Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the Members with respect to the subject matter of this Agreement. No agreements, understandings, restrictions, representations, or warranties exist between or among the members other than those in this Agreement or referred to or provided for in this Agreement. No modification or amendment of any provision of this Agreement will be binding on any Member unless in writing and signed by all the Members.

9.4  Attorney Fees. In the event of any suit or action to enforce or interpret any provision of this Agreement (or that is based on this Agreement), the prevailing party is entitled to recover, in addition to other costs, reasonable attorney fees in connection with the suit, action, or arbitration, and in any appeals. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided.

9.5  Further Effect. The parties agree to execute other documents reasonably necessary to further effect and evidence the terms of this Agreement, as long as the terms and provisions of the other documents are fully consistent with the terms of this Agreement.

9.6  Severability. If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

9.7  Captions. The captions used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement.

9.8  Notices. All notices required to be given by this Agreement will be in writing and will be effective when actually delivered or, if mailed, when deposited as certified mail, postage prepaid, directed to the addresses first shown above for each Member or to such other address as a Member may specify by notice given in conformance with these provisions to the other Members.

[Signatures on following page]

IN WITNESS WHEREOF, the parties to this Agreement execute this Operating Agreement as of the date and year first above written.

MEMBERS:

EnergyTEK Corp.,
a Nevada corporation

by: /s/ Craig Crawford
      Craig Crawford, President

Wagley Offshore-Onshore, Inc.
a Texas corporation

By: /s/ Damon Wagley
      Damon Wagley, President

Listing of Members - Schedule 1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
FOR WAGLEY-ENERGYTEK J.V., L.L.C.
LISTING OF MEMBERS

As of the 8th day of January, 2015, the following is a list of Members of the Company:

NAME:	ADDRESS:

EnergyTEK Corp.	201 Laurel
Luling, TX 78648

Wagley Offshore-Onshore, Inc.	5909 Oakclaire Drive
Austin, TX 78735

Authorized by Member(s) to provide Member Listing as of this 8th day of January, 2015.

EnergyTEK Corp.

By:  /s/ Craig Crawford
       Craig Crawford, President

Wagley Offshore-Onshore, Inc.

By:  /s/ Damon Wagley
       Damon Wagley, President